MERCURY REMEDIATION PILOT, INVESTMENT AND JOINT VENTURE AGREEMENT
This Mercury Remediation Pilot, Investment and Joint Venture Agreement (this “Agreement”) is made and entered into as of this 21 day of June, 2019 (the “Effective Date”), by and between Mercury Clean Up LLC, a Nevada limited liability company (“MCU”), and Comstock Processing LLC, a Nevada limited liability company or the assignee, for purposes of investment capital only, Comstock Capital Partners LLC, or other entities owned or controlled by Comstock Mining Inc. (collectively “Comstock”).
RECITALS
MCU intends to manufacture prototype treatment units (whether one or more, “Units”) embodying proprietary mechanical, hydro, electro-chemical and oxidation processes to treat tailings and industrial effluents derived from mining and other industrial applications (“Technology”). Comstock desires that MCU and its Affiliates (“Affiliates”) demonstrate the effectiveness, efficiency and economic feasibility of the Technology using the Units at Comstock’s Site (defined below). MCU and Comstock desire to enter into the Agreement to memorialize the terms upon which (i) Comstock will provide a safe and authorized (that is, permitted) Site (defined below) for testing the Units, (ii) MCU and its Affiliates will operate the Units at Comstock’s Site (defined below) using Comstock’s facilities for the purpose of testing the Technology (“Pilot”), (iii) MCU will evaluate the results of the Pilot and will provide the results, including economic feasibilities of the Pilot and any related analyses or summaries to Comstock in a Project Report (as hereinafter defined), (iv) Comstock and MCU will enter into a joint venture and (v) Comstock will acquire ownership interests in MCU, in each case, subject to the terms and conditions set forth herein.
TERMS OF SERVICE
The parties agree as follows:

1.	Agreement.
The Agreement is comprised of the terms set forth herein and in the following exhibits, which are hereby incorporated herein by reference:
Exhibit A – Financial Terms
Exhibit B – Description of Site, Materials, and Equipment
Exhibit C –Terms and Conditions
Exhibit D – Insurance
Exhibit E – EDC Permit Application for NDEP
Exhibit F – Joint Venture Terms

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2.	MCU Investment.

(a)
Upon such documentation being finalized, Comstock commits $2 million of capital contributions to MCU, with $350,000 payable on or before July 1, 2019, of signing this Agreement, $150,000 payable no later than 30 days, $250,000 payable no later than 60 days, $250,000 payable no later than 90 days, and $150,000 payable no later than 120 days after the date this Agreement is signed by both parties and the remaining $850,000 to be paid to MCU in shares of restricted stock of Comstock to be used for the working capital needs of MCU starting in the seventh month after this Agreement is signed by both parties, based on an agreed upon capital plan (equipment and working capital uses) and a time-specific project schedule, including the timing of the capital needs as approved in writing by MCU and Comstock. As will be specified in the capital plan, such capital contributions shall solely be used for the purpose of building Units for use in the Pilot and such approved working capital expenditures.

(b)
If the value of the liquidated shares plus excess liquidity available from the original $850,000 restricted stock investment is not sufficient to fund the remaining monthly working capital requirements, for any given month during the liquidation period, Comstock will fund MCU up to $100,000 per month, starting in the seventh month after this Agreement is signed by both parties, as required based upon the agreed upon the capital plan. This additional funding will apply directly, dollar for dollar, towards Comstock’s investments contemplated by Section 8 below.

(c)
Promptly after this Agreement has been executed and delivered by the parties, Comstock shall prepare documentation to form Comstock Mercury Remediation LLC (“CMRL” or the “Joint Venture”). The Joint Venture will be owned 50% by Comstock and 50% by MCU.

3.	Site Access.

(a)
Comstock will grant MCU and its Affiliates access to Comstock’s site as described in Exhibit B (the “Site”) beginning in April 2019, and continuing for thirty (30) days after the expiration of the Pilot Period, as defined in Paragraph 3(b), below (or such other period as the parties may mutually agree) for the placement of one or more Units, and ancillary equipment. To the extent acceptable to Comstock based upon Site conditions, MCU shall have the right to install one or more Units, including ancillary equipment, on the Site during the Pilot Period.

(b)
Each party will provide, at its sole expense, all of the materials, equipment, facilities, and other items listed in Exhibit B that are to be provided by such party in support of the operation of the Units.

(c)
MCU will be responsible for the operation of the Units at the Site, in a safe and environmentally compliant manner. Comstock personnel will observe the setup, operation, and maintenance of the Units, and obtain training on their use, but may not

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operate or perform any work or maintenance on the Units until training has been completed and written consent has been received from MCU or the Joint Venture contemplated by Exhibit F.

4.	Pilot.

(a)
Comstock’s investment pursuant to Section 2(a) above shall entitle Comstock to 15% of the fully-diluted equity ownership of MCU for the purchase price of $2,000,000 and shall also entitle Comstock to 50% of the equity of the Joint Venture. The $2,000,000 investment will be deployed in accordance with the Budget attached as Appendix 1. $1,150,000 of such investment will be delivered in cash on the dates indicated above in Section 2(a). $850,000 will be delivered to MCU in shares of restricted stock of Comstock. The number of shares delivered will be calculated by dividing $850,000 by the closing share price on the primary trading market two business days prior to the delivery of the shares. Six months after the delivery of the shares, if the shares are valued at less than the $850,000, Comstock shall deliver additional shares equal in value to any decline in the value from the initial delivery to such six-month date. Commencing six months after delivery of the shares, MCU shall commence selling such shares, provided that MCU shall not sell more than 5% of the daily trading volume on any single trading day. If, upon selling such shares, the proceeds to MCU exceed $850,000, such surplus will apply directly, dollar for dollar, towards Comstock’s investments contemplated by Section 8 below. As a condition to any investment by Comstock in MCU, MCU shall be required to represent and warrant (and indemnify Comstock to the extent that such representations and warranties are false) as to the capital structure and the status of all outstanding Equity Interests (as defined below) of MCU. As used herein, “Equity Interests” means, collectively, all shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in an entity (however designated), and any warrants, options or other rights entitling the holder thereof to purchase, exchange or acquire any of the foregoing (including through convertible securities). Comstock shall be entitled to designate one of four seats on the board of directors (or similar management/governing body) of MCU upon signing the Joint Venture Agreement. The number of directors on the board shall not be increased without the consent of Comstock.

(b)
As soon as practicable, MCU will deliver one or more Units to the Site. After delivery to the Site, MCU will prepare the Units for operation. MCU estimates that the Units will be ready for operation no later than two (2) weeks after the Units have been delivered to the Site.

(c)
MCU will inform Comstock in writing when the Units are ready to commence the Pilot. The “Pilot Period” shall commence upon the date so nominated by MCU, beginning in July 2019, and shall continue until May 31, 2021, or such other period mutually agreed by the parties.

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(d)
During the Pilot Period, Comstock will use all commercially reasonable efforts to make available, to MCU and the Joint Venture, sufficient quantities of water at the Site, to the maximum extent practicable, and more particularly described in Part 1 of Exhibit E (the “Fresh Water”).

(e)
MCU will process the material brought in from offsite locations during the Pilot Period using the Units and will return the materials and any remaining Extraneous Material as defined in Section 1.1(b) of Exhibit C to Comstock’s heap leach at the delivery points mutually agreed by Comstock and MCU. MCU will ensure all Process Water and unused Fresh Water is discharged in compliance with Comstock’s water pollution control permit and dispose of all Extraneous Material in compliance with applicable federal, state and local Law, as explained in Exhibit C.

5.	Evaluation.

(a)
MCU plans to work during the Pilot Period toward the goal of building capacity and the ability to process approximately five to twenty-five tons of ore and sediment per hour, depending on the final approved pilot design, on the Site.

(b)	At the expiration of the Pilot Period, MCU will evaluate the results of the Pilot and will provide the Project Report described in Section 1.1(f) of Exhibit C to Comstock.

(c)
If, based on the Pilot, MCU and Comstock mutually agree that producing and operating the Units is not sufficiently economically feasible to justify dedicating additional resources or investments, then Comstock and MCU agree that, in consideration of Comstock’s investment into MCU and the Joint Venture, any of the following equitable remedies shall be available to the parties (in order of preference): (i) Comstock shall have the full unencumbered right to use the Technology, the Units and related equipment to operate on Comstock’s own property; (ii) the parties may, subject to mutual agreement, contribute the 25-ton-per-hour system into the Joint Venture and continue the Joint Venture at agreed upon mining site(s), with MCU continuing to operate at such sites for the benefit of both members of the Joint Venture; (iii) MCU may reimburse all of Comstock’s unrecovered investment and cancel the Joint Venture; or (iv) the parties may, subject to mutual agreement, sell the Technology, the Units and related equipment with the proceeds of such sale first being used to reimburse Comstock’s unrecovered investment before further distributions are made.

6.	ORO Industries.
MCU and Comstock agree that ORO Industries and/or Paul Clift (collectively, “ORO”) will file for, own, protect and maintain all intellectual property and patents, including the Spiral, Concentrators, the Mercury Reactor and the System Process Patent. ORO will be the exclusive worldwide manufacturer of the Units. ORO will calculate all direct costs of materials, labor and overhead of each Unit and add 50% to that cost, which will be the price paid by the Joint Venture for such Units. Invoices for Units will be substantially consistent

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with the example attached hereto as Appendix 2. For purposes of clarity, the equipment for the Pilot Period will be supplied at the fixed costs listed in Appendix I. ORO shall grant MCU with exclusive worldwide rights to purchase and use the Units and a perpetual, non-exclusive, royalty-free license to use the Technology (and related intellectual property and improvements). MCU shall grant the Joint Venture with non-exclusive worldwide rights to purchase and use the Units and a perpetual, non-exclusive, royalty-free license to use the Technology (and related intellectual property and improvements).

7.	The Agreement and all services performed hereunder shall be subject to the terms and conditions attached hereto as Exhibit C.

8.	Second Phase.
Based on the results of the Pilot and the Report showing economic viability, commencing after the completion of the Pilot Period, MCU and/or Comstock plan to invest additional capital through the Joint Venture in order to build capacity to process approximately one hundred tons of ore and sediment per hour (that is, the final, optimal, commercially scaled system) on the Site. Comstock plans to invest $3,000,000 in the Joint Venture during the Second Phase and MCU plans to contribute the 25-ton-per-hour system, based on an agreed upon capital plan (equipment and working capital uses) and a time-specific project schedule, including the timing of the capital needs. Such investment shall entitle Comstock to acquire an additional 10% of the fully-diluted Equity Interests of MCU. The Joint Venture will direct where best to initially deploy the 100 ton/hour plant and the 25-ton-per-hour system, but it is mutually anticipated that the first business opportunity will be on one of the Comstock properties or within the Carson River Mercury Superfund Site (the “CRMSS”) boundaries. For clarity and the purposes of this Section 8 and Section 3, MCU means MCU or any such other entity that owns 100% of the Technology, with appropriate governance restrictions that prohibit the conveyance, sale or transfer of the Technology. Until Comstock has recovered its $3,000,000 capital contribution, 75% of Joint Venture profits shall be distributed to Comstock, and thereafter there will be a 50/50 split of profits. Alternatively, Comstock may arrange for the Joint Venture to incur debt financing to capitalize the Second Phase. To the extent that Comstock arranges such financings for the full $3 million, then Comstock shall still be entitled to the same percentage of Equity Interests in MCU and the Joint Venture and there will be a 50/50 split of profits immediately after the closing of such debt financing. For purposes of clarity, if Comstock provides any portion of the $3 million financing in equity, during any phase of the Joint Venture, then 75% of profits shall be distributed to Comstock, until that portion of the $3 million has been recovered.

9.
MCU individually, and through the Joint Venture, hereby agrees to use best efforts to establish compliant, qualifying investments of both MCU and such Joint Venture in an existing, certified “opportunity zone” under the Tax Cuts and Jobs Act on December 22, 2017, preferably within the Site or other properties in Storey County, Nevada or Silver Springs, Nevada, where Comstock, its affiliates or a related designee, owns suitable property.

10.	Future Investments.

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Comstock and MCU hereby agree that required investments, if any, following the Second Phase of the Joint Venture, in any new and/or legal venture by MCU and Comstock, shall be conditioned on mutually agreed upon capital plans (equipment and working capital uses) and a time-specific project schedule, including the timing of the capital needs, and undertaken on substantially the same basis as the investments during the Second Phase. If additional capital is required above the initial capital contribution, and approved by the Joint Venture board, then, for the existing Joint Venture, Comstock and MCU will provide additional capital to the Joint Venture in amounts proportional to their membership interests. Alternatively, Comstock may arrange for the Joint Venture to incur debt financing to capitalize such investments. For clarity and the purposes of this Section 10, MCU means MCU or any such other entity that owns 100% of the Technology, with appropriate governance restrictions that prohibit the conveyance, sale or transfer of the Technology.

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MCU and Comstock have caused the Agreement to be executed as of the Effective Date.

Mercury Clean Up LLC C/O TM & Associates 2000 Opportunity Drive Roseville, CA 95678	Comstock Processing LLC 1200 American Flat Road PO Box 1118 Virginia City, NV 89440
By: //Paul Clift Name: Paul Clift Title: Managing Member	By: //Corrado DeGasperis Name: Corrado DeGasperis President & CEO - Comstock Mining Inc. Title: Managing Member

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EXHIBIT A
FINANCIAL TERMS

1.	Beyond the approved and scheduled expenses in the spending plan, neither Comstock nor MCU will be requested to make payments to the other or to third parties outside the Joint Venture.

2.
Any mercury produced by MCU during the Pilot period will be handled, stored, and disposed of in accordance with all relevant environmental and safety regulations. MCU will remove all such material from the Site at the end of the Pilot Period and will pay all costs of transportation and disposal.

3.
MCU agrees to provide copies of records clearly showing the property of origin for each batch of concentrates. MCU agrees to produce and maintain accurate and complete records of all minerals and profits recovered and shall be responsible for calculating and timely paying any Net Smelter Returns or other royalties, if any, associated with the properties of origin. MCU shall keep and make available for the examination and audit by Comstock or Comstock’s authorized employees, agents or representatives during normal business hours, and upon reasonable prior notice, at Comstock’s expense, all data, materials and information, including but not limited to records of all receipts, costs and disbursements made by MCU with respect to the minerals recovered and sold, all books, accounts, memoranda, files and all or any other documents indicating, documenting, verifying or substantiating the cost and appropriateness of any and all costs, expenditures and receipts relating to the refining of such minerals. MCU shall allow Comstock (and any of Comstock’s employees, representatives, accountants and auditors) reasonable access to personnel, representatives and employees of MCU and all books and records and other business records and files of MCU that are reasonably required by Comstock for audit and tax matters.

4.
The Joint Venture will retain earnings equal to thirteen months’ of projected cash flow needs as a minimum liquidity reserve. Thereafter, profits of the Joint Venture shall be split between MCU and Comstock, consistent with their membership interest in the Joint Venture. For purposes of clarity, profit is defined as residual cash profit after payment of all expenses, payments and/or accruals for anticipated tax obligations, if any, and the establishment of the minimum liquidity reserve.

5.
During the Pilot Period, MCU hereby grants Comstock the right of first refusal to purchase 75% of the gold and silver produced from the CRMSS boundaries, at a 3.5% discount to the then spot prices of such metals (primarily for the purposes of recovering additional logistics, refining costs and other associated costs for processing such metals), in quantities that Comstock is willing and able to purchase. MCU shall be entitled to retain or sell the remaining 25% of the gold and silver produced from the CRMSS boundaries with the intent of marketing and selling those metals for higher value-added product sales. MCU agrees to provide written notice to Comstock prior to any sale. Comstock’s response to such notice must be in writing and confirmed within three (3)

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business days. Settlement for such sales of gold will occur upon delivery. If MCU intends to just sell the metal at commodity spot prices (that is, not as a value-added product sale), then it hereby agrees to grant Comstock the right of first refusal to purchase the remaining 25% of the gold and silver, at the then same spot prices (with the same 3.5% discount).

6.
Right of First Refusal - Technology. If at any time, MCU or Oro Industries has a bona fide offer to purchase the Technology or the exclusive rights for the use of the Technology from any third party, MCU or Oro Industries must first offer such opportunity to Comstock to purchase the Technology or the exclusive rights for the use of the Technology, on the same terms as offered by the third party. Should Comstock be unwilling or unable to commit to purchase the Technology or the exclusive rights for the use of the Technology from MCU or Oro Industries within 10 business days from receipt of written notice of the offer (the "Technology Purchase Offer Notice") from MCU or Oro Industries, then MCU or Oro Industries may sell the Technology or the exclusive rights for the use of the Technology to that respective third party upon the same terms and conditions offered by MCU or Oro Industries to Comstock, which transaction must be completed within 90 days after the date of the Technology Purchase Offer Notice. If MCU or Oro Industries does not complete such transaction within such time period, then MCU and Oro Industries must again offer to sell the Technology or the exclusive rights for the use of the Technology to Comstock on the same terms, and the process detailed above shall be repeated. In any such third-party purchase, the continuing, non-exclusive rights of Comstock to purchase and use the technology must be explicitly guaranteed.

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EXHIBIT B
DESCRIPTION OF COMSTOCK SITE, MATERIALS, AND EQUIPMENT

Table 1: Comstock-Provided Items
Item	Description and Specifications
Fresh Water	At upper pond or tank.

Electrical Connections and Power	Comstock to provide up to 100 kVA power
Safe working area to locate equipment.	Comstock to provide
Area of permitted leach pad	Comstock to provide

Security	Including daytime access to test site for Joint Venture and MCU personnel and guests
Copy of Valid Water Pollution Control Permit Copy of current SPCC Plan, SWPPP Copy of other applicable environmental permits Copy of and briefing of Safety Rules	Comstock to provide

Table 2: MCU and the Joint Venture -Provided Items
Item	Description and Specifications
Units	MCU to provide Units
Ancillary equipment Labor	MCU and the Joint Venture to provide all ancillary equipment MCU and the Joint Venture to provide all its own labor (unless contracted for some of MCU’s or CMI’s employees
Power Costs	MCU and the Joint Venture to pay Comstock from Crusher meter sole source for power usage.
Lab	MCU and the Joint Venture may rent lab space on terms that are acceptable to Comstock.
Test Material	MCU and the Joint Venture to bring mine tailings and contaminated soil to the Site for testing.

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EXHIBIT C - TERMS AND CONDITIONS
These Terms and Conditions (these “Terms and Conditions”) are incorporated by reference into the Pilot Test Agreement by and between MCU and Comstock to which these Terms and Conditions are attached (the “Agreement”). Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement. MCU and Comstock are each referred to as a “Party” and collectively, the “Parties”. References to MCU and the Joint Venture apply to obligations of MCU during the Pilot Period, and to the Joint Venture during the Second Phase.
ARTICLE 1
OBLIGATIONS OF MCU and the JOINT VENTURE
Section 1.1    Services. During the Pilot Period, and subject to the terms and conditions of the Agreement, MCU and the Joint Venture shall provide the following services to Comstock through itself and its Affiliates (the “Services”):
(a)    Receipt and acceptance of Water at the designated locations for Fresh Water that are more particularly described in Exhibit B to the Agreement (“Receipt Points”); MCU and the Joint Venture will minimize the amount of Fresh Water required by recirculating water used in its process.
(b)    Excavating tailings from locations in Storey County or from locations in Lyon County within the CRMSS impacted areas, and transporting the tailings to the Site for testing and processing;
(c)    Processing the Tailings at the Units, separating the contained mercury for disposal, and producing one or more concentrates (the “Concentrates”) containing gold and other valuable minerals. The resulting water after such processing is the “Process Water”, and all remaining material from the Tailings, whether in solid or sludge form, is the “Extraneous Material”);
(d)    Returning Process Water to Comstock at the applicable locations for Process Water that are more particularly described in Exhibit B to the Agreement (“Redelivery Points”). No such water shall be discharged unless test results show it meets NDEP Profile 1 standards.
(e)    Returning Extraneous Material to Comstock on the leach pad in designated areas; and
(f)    Within forty-five (45) days after the expiration of the Pilot Period, MCU will deliver to Comstock a written report with the results of the independent testing of the Tailings and Fresh Water and the Process Water and an evaluation of the operation of the Units, which, based on the successful results of the Pilot, shall include a proposal for the ongoing provision of tailings treatment services (the “Project Report”).

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Section 1.2    Sampling Procedures.
(a)    MCU and the Joint Venture shall take samples of the Tailings and Fresh Water prior to processing by the Units and the Tailings and Process Water after processing by the Units.
(b)    In addition, MCU and the Joint Venture may sample the Tailings and Fresh Water at the Units from time to time, and shall sample Tailings and Fresh Water at the Units at Comstock’s request, in each case, to determine if the Fresh Water conforms to the influent specifications for the Fresh Water delivered to MCU and the Joint Venture prior to the date hereof and as more particularly set out in Part 1 of Exhibit E.
(c)    If the results of the water quality sampling described in Section 1.2(b) determine that any Fresh Water fails to conform to such influent specifications, MCU and the Joint Venture may, at their option, (i) find an alternate source of Fresh Water, at its expense or (ii) accept and use such Fresh Water at the Units.
Section 1.3    MCU and/or the Joint Venture-Provided Items.
(a)    MCU and the Joint Venture shall be responsible for the supply, mobilization, and demobilization of the Units, the items identified on Table 2 of Exhibit B to the Agreement (collectively, the “MCU-JV-Provided Items”).
(b)    Comstock agrees and acknowledges that: (i) all of the MCU-JV-Provided Items are and shall remain the property of MCU, the Joint Venture and their Affiliates, and Comstock shall not have any rights or interest in any of the MCU-JV-Provided Items, and Comstock shall not take any action that is inconsistent with the foregoing; (ii) the MCU-JV-Provided Items shall be and remain personal property and shall not be, or be deemed to be, a fixture or a part of any realty; (iii) the MCU-JV-Provided Items at the Site shall not be removed from the Site by Comstock, unless requested by the MCU or the Joint Venture to be removed from the Site after the Pilot Period; (iv) MCU or the Joint Venture may substitute or replace any of the Units at any time; (v) beginning on the date that any MCU-JV-Provided Item is delivered to the Site and continuing until each of the MCU-JV-Provided Items have been removed from the Site by or on behalf of MCU or the Joint Venture: (A) Comstock shall not cause any encumbrance, lien or charge to be filed or become effective on any of the MCU-JV-Provided Items and (B) Comstock agrees, at its own expense, to take such action as may be necessary to remove any such encumbrance, lien, or charge filed because of Comstock during such period or which became effective during such period; and (vi) Comstock shall not damage, obscure, change, or remove any insignia, serial number, or lettering of the Units or nameplates.
(c)    Except for the limited purpose of providing connections to each of the Receipt Points and Redelivery Points, Comstock shall have no right to access the interior of the Units or operate the Units.

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Section 1.4    Waste Disposal.
(a)    MCU and the Joint Venture will be responsible for the disposal of all of the Process Water, Fresh Water and the Extraneous Material including but not limited to any Mercury produced. Processed Tailings and Process Water may be placed in a designated location on the Site, in accordance with Comstock’s Water Pollution Control Permit, and any other relevant permits or regulations. Comstock may assist in the manifesting, handling, transporting and disposal of any waste, or discharging Process Water or Fresh Water or Chemicals at the Site at the sole cost of MCU or the Joint Venture.
(b)    MCU or the Joint Venture shall dispose of the following under MCU’s or the Joint Venture’s respective names, in accordance with all applicable Law, and at MCU’s and the Joint Venture’s sole cost and expense: (i) all Process Water and Extraneous Material, (ii) all recovered mercury, (iii) all Fresh Water remaining at the expiration of the Pilot Period and thereafter, and (iv) all spills, leaks and/or other materials or substances discharged by or from the Units, the holding tanks, and/or the pipes and connections related to the Units or the holding tanks.
Section 1.5    Environmental, Health and Safety (EHS) Requirements.
(a)    General Duty. Safety and protection of the environment and compliance with all applicable legal and regulatory environmental, health and safety (“EHS”) requirements are of utmost concern. MCU and the Joint Venture recognize the importance of performing work in a safe and responsible manner so as to prevent damage, injury, or loss to individuals and the environment. MCU and the Joint Venture agree and accept the responsibility to provide a safe and healthful workplace at the Site, and to comply with the applicable federal, state or local environmental, health and safety laws, rules, regulations, as implemented by Nevada Division of Environmental Protection (NDEP), U.S. Environmental Protection Agency (EPA), the federal and state Occupational Safety and Health Administration (OSHA), Mine Safety and Health Administration (MSHA), Storey County, and other related agencies. MCU and the Joint Venture employees, agents, contractors and subcontractors must follow safe and environmentally sound work practices. Nothing in this Agreement shall imply that Comstock has assumed legal responsibility for the health and safety of MCU and the Joint Venture employees, agents, contractors and subcontractors, and nothing contained herein relieves MCU from complying with all applicable standards and regulations found in 29 CFR and 40 CFR.
(b)    MCU and the Joint Venture must ensure that all plant, tools, equipment, substances and processes used in performing work onsite are in a safe and serviceable condition and used in accordance with their operating instructions, and in accordance with all applicable safety and environmental procedures and requirements.
(c)    MCU and the Joint Venture must ensure that its employees, agents and subcontractors are adequately supervised at all times, including oversight of EHS procedures.

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(d)    MCU and the Joint Venture may be obliged to follow safe working directions, wear Personal Protective Equipment (PPE) (such as hard hats, safety toe boots, safety glasses) and/or other safety gear when required and avoid adversely affecting the safety of others.
(e)    MCU and the Joint Venture shall manage all waste, hazardous and non-hazardous, in compliance with state and federal law and regulation. All disposal and clean-up cost of spills of hazardous substances and non-hazardous debris/waste generated by MCU and the Joint Venture will be at the expense of MCU or the Joint Venture.
(f)    All chemicals to be used by MCU and the Joint Venture at the Site must be approved by Comstock and Safety Data Sheets (MSDS) must be maintained by MCU or the the Joint Venture.
(g)    Smoking or the use of tobacco products is only allowed at designated locations within the boundaries of the Site.
(h)    MCU and the Joint Venture must manage soil and legacy mining materials and perform all work in compliance with the requirements and guidelines of the Carson River Mercury Superfund (CRMS) Materials Management Plan prepared by McGinley & Associates (December 9, 2014).
(i)    MCU and the Joint Venture will immediately report orally, and in writing within two (2) days, any EHS related injury, loss, damage, or accident to Comstock and, to the extent mandated by legal requirements, to all government authorities having jurisdiction over EHS-related matters. MCU and the Joint Venture will immediately report to Comstock all non-incidental spills, and all other impacts to the environment (soil, water, air) in performance of its work. MCU and the Joint Venture will also immediately notify the Owner of any failure to comply with state and federal environmental laws, rules, and regulations.
(j)    MCU and the Joint Venture must ensure that before its employees, agents, contractors and subcontractors work at the Site, EHS training is completed in compliance with applicable MSHA, OSHA, and environmental requirements. Notwithstanding anything to the contrary herein, no employee, agent, contractor or subcontractor of MCU and the Joint Venture shall be permitted onsite without the previous written authorization of Comstock’s health and safety manager. Before any MCU and the Joint Venture personnel start work onsite, they must take Comstock’s Site Specific EHS Orientation and Training on-site training course conducted by Comstock’s representatives.
(k)    MCU and the Joint Venture are responsible for screening all employees, agents, contractors and subcontractors with respect to safety and environmental compliance and protection and is responsible for flowing down all EHS requirements of this agreement, including monitoring and enforcing compliance.

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(l)    MCU and the Joint Venture are responsible for EHS under this section is not intended in any way to relieve MCU or its Affiliates’ of their own contractual and legal obligations and responsibilities.
(m)    If MCU or the Joint Venture (or any of its employees, agents, contractors or subcontractors) engages in conduct on the site which, in the reasonable opinion of Comstock, could cause a serious risk to health or safety or environment, is an imminent danger, or non-compliance situation, Comstock may ask them to suspend or cease performing the work and/or leave the site immediately and they will agree to do so. They will not return to the site without Comstock’s prior consent when safe conditions or compliance is re-established.
(n)    MCU and the Joint Venture agree to work within the existing conditions, parameters, and requirements of Comstock’s existing Water Pollution Control Permit, and all other permits. If any changes to the permits are required, the application for the changes must be agreed to by Comstock, and all expenses associated with application are to be paid for by MCU.
MCU agrees that any tailings removed from areas in Storey County owned by Comstock and within Comstock’s Storey County Special Use Permit (“SUP”) boundary will be excavated and promptly reclaimed by MCU or the Joint Venture in compliance with all terms of the SUP. Tailings removal from areas in Storey County outside the SUP boundary will be excavated and promptly reclaimed by MCU or the Joint Venture in compliance with all County regulations. A grading permit may be required, depending on the volume of material. Sampling and excavation will only be done with the written permission of the property owner, if other than Comstock. For purposes of clarity, this includes Comstock Mining LLC’s controlled properties once their purchase transaction for the Lucerne properties closes, anticipated to be on or before May 31, 2019. Tailings removal from areas in Lyon County owned by Comstock will be excavated and promptly reclaimed in compliance with all County regulations, and with the terms of Comstock’s Dayton Project reclamation permit, if within the boundary of that permit. Sampling on unpatented mining claims administered by the BLM will generally require a notice-level permit. Tailings from Counties other than Storey or Lyon may not be brought to the Site.
Section 1.6    Encumbrances
Throughout the Pilot Period and Second Phase, (i) MCU and the Joint Venture shall not cause any encumbrance, lien or charge to be filed or become effective on any of Comstock’s property or equipment, and (ii) each of MCU and the Joint Venture agrees, at its own expense, to take such action as may be necessary to remove any such encumbrance, lien, or charge filed during such period or which became effective during such period

ARTICLE 2
OBLIGATIONS OF COMSTOCK
Section 2.1    Access to Site.

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(a)    Comstock represents and warrants to MCU and the Joint Venture that Comstock possesses the right to use the Site (by virtue of ownership, leasehold interest, easement or other enforceable legal right) and the right to provide MCU and its Affiliates with access to the Site so that MCU and its Affiliates can perform the Services. Comstock agrees to provide MCU and its Affiliates with evidence of such rights upon request.
(b)    Comstock shall provide MCU and its Affiliates with authorized ingress and egress to and from the Site at all times (24 hours a day, seven days a week) so that they can (i) provide the Services at the Site, (ii) supervise the connection and disconnection of the Units, and (iii) operate, inspect, and maintain the Units. Comstock acknowledges that it has superior knowledge of the Site and access routes to the Site, and consequently Comstock agrees to advise MCU and its Affiliates of any conditions or obstructions which they might encounter while en route to the Site or on the Site. Comstock’s current agreement with Tonogold Resources, Inc. (“Tonogold”) provides them access to the site for inspections and planning and provides them an option to lease the entire American Flat Site for processing, which Comstock believes is unlikely within the next two years. Comstock guarantees that its current agreement with Tonogold will not prevent MCU’s or its Affiliates’ from having access to the Site.
(c)    Comstock agrees to maintain the Site in such a condition that will allow free access and movement by MCU and its Affiliates, to and from the Units, including maintaining a road on the Site from the property entrance to the location of the Site to the Units.
(d)    Comstock will make available at the Site enough space for the installation and operation of Units to be used by MCU and its Affiliates and in connection with the provision of Services.
Section 2.2    Items Provided by Comstock at the Site.
(a)    Comstock shall provide and maintain (at its sole cost and expense) each of the items set forth on Table 1 of Exhibit B to the Agreement. Copies of all applicable permits, Spill Prevention, Control & Countermeasures Plans, Safety Training Materials and any federal or state waste generator identification numbers, if applicable, must be provided upon request prior to MCU commencing work at the Site.
ARTICLE 3
DISCLAIMER OF WARRANTIES
Section 3.1    Warranty Disclaimer. COMSTOCK SPECIFICALLY AGREES AND ACKNOWLEDGES THAT THE UNITS ARE PROTOTYPES AND WERE NOT MADE FOR COMMERCIAL USE. ACCORDINGLY, THE SERVICES, THE UNITS, AND THE PILOT OF THE TECHNOLOGY ARE EACH BEING PROVIDED TO COMSTOCK “AS IS” AND WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. FOR THE SAKE OF CLARITY, NOTHING HEREIN SHALL BE DEEMED TO NEGATE ANY OR SUPERSEDE ANY EXPRESS WARRANTY

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PROVIDED IN CONNECTION WITH THE PURCHASE OF ANY UNITS BY COMSTOCK.
Section 3.2    Additional Disclaimer. WITHOUT LIMITING THE FOREGOING, MCU AND THE JOINT VENTURE DO NOT PROVIDE, AND COMSTOCK ACKNOWLEDGES AND AGREES THAT MCU AND THE JOINT VENTURE DO NOT PROVIDE, ANY WARRANTY OF ANY KIND, INCLUDING ANY WARRANTY WITH RESPECT TO (A) THE SERVICES, THE UNITS, OR THE TECHNOLOGY, (B) THE DESIGN, CONDITION OR OPERATION OF THE UNITS, (C) THE PILOT OF UNITS OR THE TECHNOLOGY, OR (D) THE QUALITY OR SPECIFICATIONS OF THE PROCESS WATER OR EXTRANEOUS MATERIAL, INCLUDING THAT THE PROCESS WATER WILL CONFORM TO ANY APPLICABLE EFFLUENT SPECIFICATIONS OR DISCHARGE SPECIFICATIONS.
ARTICLE 4
CONFIDENTIALITY
Section 4.1    Confidential Information. All proprietary information furnished to either party by the other party in connection with the Services or obtained in the conduct of the Services, including, but not limited to, all drawings, designs, images, specifications, technical data, intellectual property rights, copyrights, know-how and other proprietary rights (collectively, “Confidential Information”) shall be held in strictest confidence and shall not be disclosed to any other Person or entity except as expressly provided for pursuant to this Article 4. Confidential Information shall be used only to complete the Services, shall be treated in confidence and shall not be disclosed to anyone else, and shall be returned to its disclosing party upon demobilization of the Units (and/or deleted if stored in computer readable form), along with all copies, extracts, syntheses, compilations, or reproductions thereof; provided that copies or reproductions shall be made only with the prior written consent of the disclosing party. Each of the parties acknowledges and agrees that its obligation with regard to such Confidential Information requires the highest degree of trust and confidence and shall ensure that such Confidential Information is not utilized in any activity of the receiving party or of its Affiliates not related to the Services. Each of the parties hereby agrees to be responsible for any use or disclosure of such information in breach of this Article 4; accordingly, each of the parties agrees that in the event of any such breach or threatened breach, the other disclosing party, in addition to any other remedies at Law or in equity that it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief or specific performance or both. Furthermore, each of the parties shall notify the other party immediately on becoming aware of a breach or a potential breach and shall inform such other party of what actions it is taking to prevent or remedy such breach or potential breach, as applicable, to ensure that any risks to the disclosing party are mitigated.
Section 4.2    Certain Obligations. Comstock shall (a) not use the information obtained in conduct of the Services, or allow the use of such information, for any purpose other than the performance of the Services and (b) advise their respective employees, agents, and

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representatives that all information obtained in the conduct of the Services is confidential information and requires the highest degree of trust and confidence.
Section 4.3    Public Announcement. Neither Comstock nor any of Comstock’s affiliates shall make or issue any voluntary public announcement, disclosure, or statement with respect to the Agreement, and Comstock (and its affiliates) shall not make or issue any voluntary public announcement, disclosure, or statement with respect to the Services performed hereunder, without requesting and receiving the prior written consent of MCU or the Joint Venture; provided, however, that Comstock (or its affiliates) may, without the prior written consent of MCU (or its Affiliates), issue such disclosures as may be required by applicable Law or governmental authority pursuant to proper process, or any rule of any securities exchange market to which Comstock (or its affiliates) is subject. In the event of such disclosures by Comstock pursuant to applicable Law, governmental authority, or securities exchange market rules, Comstock shall immediately notify MCU and the Joint Venture of the disclosure and provides copies of the disclosure to MCU and the Joint Venture. Such request shall be made no less than three (3) business days prior to the date of release or disclosure.
Section 4.4    Survival. The provisions set forth in this Article 4: (a) are in addition to any obligations contained in a proprietary information agreement between the Parties (if applicable) and (b) survive the termination or expiration of the Agreement.
ARTICLE 5
INDEMNITY
Section 5.1    Insurance. Each Party, at its sole cost, shall maintain the insurance coverage or, as applicable, bonding described in Exhibit D to the Agreement throughout the entire term of the Agreement. MCU and the Joint Venture shall be entitled, at its election, to self-insure any or all of the requirements of this Article and Exhibit D. Provided Comstock’s Site is not in mining operations, Comstock shall not be required to obtain pollution insurance set forth in section (c) of Exhibit D; provided, however that Comstock shall be required to maintain the following environmental remediation bonds in place during the term of the Pilot:
(a)     Storey County. Reclamation Bond # 114654 in the amount of $500,000; and
(b)    Nevada Department of Environmental Protection. Reclamation Bond #0196 in the amount of $6,751,950.

Section 5.2    Reciprocal Indemnification.
(a)    Comstock shall be responsible for, and shall defend, indemnify, release, and hold MCU and its Affiliates and their respective directors, officers, employees and equity holders (“MCU Indemnified Parties”) harmless from and against all claims and losses of whatever kind and nature (including fines and penalties) in connection with anything that may

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happen or arise with respect to any equipment, materials, and/or facilities emanating or originating from facilities provided by or on behalf of Comstock or its contractors at the Site, BUT EXCLUDING ANY CLAIMS OR LOSSES TO THE EXTENT CAUSED BY OR ARISING OUT OF THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE MCU INDEMNIFIED PARTIES.
(b)    Except as otherwise provided in Section 5.2(a), MCU and the Joint Venture shall be responsible for, and shall defend, indemnify, release and hold Comstock, its Affiliates, and its and their respective contractors, subcontractors, and the directors, officers, employees, representatives, invitees, equity holders, advisors, and agents of each of the foregoing (“Comstock Indemnified Parties”) harmless from and against all claims and losses of whatever kind and nature (including fines and penalties) in connection with anything that may happen or arise with respect to any and all of the following: spills, leaks, and/or discharges of any material or substance (including any Fresh Water, Process Water or Extraneous Material) emanating or originating from MCU’s or its Affiliates equipment, transport, or materials (excluding the Units and/or the holding tanks), or any other action of MCU or its Affiliates, employees, agents, contractors or subcontractors BUT EXCLUDING ANY CLAIMS OR LOSSES TO THE EXTENT CAUSED BY OR ARISING OUT OF THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE COMSTOCK INDEMNIFIED PARTIES.
Section 5.3    Waiver of Consequential Damage. NOTWITHSTANDING ANYTHING IN THE AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY SUCH PARTY RESULTING FROM OR ARISING OUT OF THE AGREEMENT OR THE BREACH THEREOF OR UNDER ANY OTHER THEORY OF LIABILITY, WHETHER TORT, NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, WARRANTY, INDEMNITY OR OTHERWISE, INCLUDING LOSS OF USE, INCREASED COST OF OPERATIONS, LOSS OF PROFIT OR REVENUE, OR BUSINESS INTERRUPTIONS, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES.
Section 5.4    Insurance. Without limiting or expanding its obligations under Section 5.1, Comstock hereby agrees to use commercially reasonable efforts to have the activities contemplated by this Agreement covered under its existing insurance policies, so long as such coverage does not require additional cost to Comstock.
Section 5.5    Survival. The provisions set forth in this Article 6 shall survive the termination or expiration of the Agreement.
ARTICLE 6
MISCELLANEOUS PROVISIONS
Section 6.1    Assignment. All rights and obligations of MCU and Comstock will inure to the benefits of and be binding upon their respective successors and permitted assigns. Neither

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Party shall assign the Agreement in whole or in part without the prior written consent of the other Party, except that either MCU or Comstock may assign the Agreement in whole or in part to an Affiliate without the prior written consent of the other Party. Any attempted assignment in violation of the provisions of this section shall be void.
Section 6.2    Excused Performance. No liability shall result from delay in performance or nonperformance, directly or indirectly caused by circumstances (other than the obligation to pay money) beyond the control of the party affected, including, but not limited to, act of G-d, fire, act of terrorism, explosion, flood, war, act of or authorized by any government, accident, labor trouble or shortage, pandemic, inability to obtain material, equipment or transportation, failure to obtain or hardship in obtaining reasonably priced supplies of materials, or failure of usual transportation mode.
Section 6.3    Media License. Comstock hereby grants MCU and its subsidiaries and affiliates (including the Joint Venture), and their respective successors and assigns, representatives and agents, a cost free, unlimited, global license to photograph, record or otherwise reproduce images, videos or other media of Comstock’s Site which includes MCU’s equipment, machinery, parts and/or engines, and any related names, trademarks, service marks, trade names, trade dress, logos, copyrighted material, case studies and/or other materials in connection with the advertising and promotional activities of MCU and its subsidiaries and affiliates. Prior to the reproduction, distribution, use or publication of any photographs, images or videos showing Comstock’s site, facilities or equipment, MCU shall obtain the prior consent of Comstock, which shall not be unreasonably withheld, conditioned or delayed.
Section 6.4    Right of First Refusal.  If at any time, MCU (i) has a bona fide offer of capital or financing from any third party or (ii) plans to enter into any joint venture, MCU must first offer such opportunity to Comstock to provide such capital or financing to MCU or to enter into a joint venture, on the same terms as each respective third party’s terms. Should Comstock be unwilling or unable to commit to provide such capital or financing to MCU or participate in such joint venture within 10 business days from receipt of written notice of the offer (the "Offer Notice") from MCU, then MCU may obtain such capital or financing from that respective third party or joint venture with such third party upon the same terms and conditions offered by MCU to Comstock, which transaction must be completed within 30 days after the date of the Offer Notice. If MCU does not complete such transaction within such time period, then MCU must again offer the capital or financing or joint venture opportunity to Comstock on the same terms, and the process detailed above shall be repeated. For purposes of clarity, this provision should ensure that Comstock has the right and opportunity to maintain equal ownership with MCU, on any and all opportunities for deploying the treatment Units for treating tailings and industrial effluents derived from mining and other industrial applications.
Section 6.5    Ownership of Processed Materials. MCU hereby agrees that any profits derived from concentrates produced by MCU after the Pilot Period, which contain gold or silver that originate within the Carson River Mercury Superfund boundaries, regardless of property ownership, shall belong to the Joint Venture, and will be split according to the Operating Agreement. For purposes of clarity, profit is defined as residual cash profit after payment of all

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expenses and payments and/or accruals for anticipated tax obligations, if any. MCU hereby grants Comstock the right of first refusal to purchase 75% of the gold and silver produced from the Carson River Mercury Superfund Site boundaries, at a 3.5% discount to the then spot prices of such metals (primarily for the purposes of recovering additional logistics, refining costs and other associated costs for processing such metals), in quantities that Comstock is willing and able to purchase. MCU shall be entitled to retain or sell the remaining 25% of the gold and silver produced from the Carson River Mercury Superfund Site boundaries with the intent of marketing and selling those metals for and as higher value-added product sales. If MCU intends to just sell the metal at commodity spot prices (that is, not as a value-added product sale), then it hereby agrees grant Comstock the right of first refusal to purchase the remaining 25% of the gold and silver, at the then same spot prices (with the same 3.5% discount).
Section 6.6    Choice of Law; Submission to Jurisdiction. The Agreement shall be subject to and governed by the laws of the State of Nevada, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of the Agreement to the laws of another state. Each of the Parties hereby agrees: (a) to submit to the exclusive jurisdiction of in the Storey County, Nevada District Court, or the United States District Court for the District of Nevada, sitting in Reno, Nevada, in any action or proceeding arising out of or relating to the Agreement or the transactions contemplated hereby, (b) that all claims in respect of any such action or proceeding may be heard and determined in any such court, (c) that such Party will not bring any action or proceeding arising out of or relating to the Agreement in any other court, and (d) that such Party waives any defense of inconvenient forum to the maintenance of any such action or proceeding, and waives any bond, surety or other security that might be required of any other Party with respect to any such action or proceeding.
Section 6.7    Notice. Any notice required or permitted under the Agreement shall be in writing and shall be sent by hand delivery, nationally recognized overnight courier (for example, Federal Express), certified U.S. mail (with postage prepaid and return receipt requested), or facsimile transmission, in each case directed to the street address or facsimile number as referenced within the Agreement, or to such address as may be designated by either Party from time to time by written notice to the other Party. For purposes of the Agreement, any such notice shall be deemed received as follows: (a) if such notice is sent by hand delivery, nationally recognized overnight courier or facsimile, then upon actual receipt; (b) if such notice is sent by certified mail, then upon the earlier of (i) actual receipt or (ii) five (5) business days after deposit of such notice in the U.S. mail. Except for facsimile notices as described above, no notice under the Agreement will be effective if sent or delivered by electronic means.
Section 6.8    Amendment or Modification. The Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto and each such written agreement shall be designated on its face an “Amendment” or an “Addendum” to the Agreement.
Section 6.9    Counterparts. The Agreement may be executed in any number of counterparts (including counterparts sent by facsimile or pdf formatted counterparts sent by

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electronic mail) with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
Section 6.10    Severability. If any provision of the Agreement shall be finally determined to be unenforceable, illegal or unlawful, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any adverse manner as to any Party, be deemed severed from the Agreement and the remainder of the Agreement shall remain in full force and effect.
Section 6.11    Further Assurances. In connection with the Agreement and all transactions contemplated by the Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of the Agreement and all such transactions.
Section 6.12    No Waiver. Failure of any Party to require performance of any provision of the Agreement shall not affect such Party’s right to full performance thereof at any time thereafter, and the waiver by any Party of a breach of any provision hereof shall not constitute a waiver of any similar breach in the future or of any other breach or nullify the effectiveness of such provision.
Section 6.13    Rights of Third Parties. The terms and provisions of the Agreement shall be binding upon and inure to the benefit of MCU and Comstock and their respective successors and permitted assigns. Notwithstanding anything contained in the Agreement to the contrary, nothing in the Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their successors or permitted assigns or the Parties’ respective related indemnified parties hereunder, any rights, remedies, obligations or liabilities under or by reason of the Agreement; provided that only a Party and its respective successors and permitted assigns will have the right to enforce the provisions of the Agreement on its own behalf or on behalf of its related indemnified parties (but shall not be obligated to do so).
Section 6.14    Legal Relationship. Except as otherwise contemplated herein, the Parties do not intend to create any sort of partnership, joint venture or any other legal entity by entering into or performing the Agreement. Each Party will perform its obligations under the Agreement in its own name. Each Party will be solely responsible for its own acts and omissions (and the acts and omissions of its employees, consultants and other agents), and without the express written consent of each other Party, no Party will have the authority nor will purport to act for, or legally bind, any other Party in any transaction.
Section 6.15    Interpretation. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in the Agreement includes the masculine, feminine and neuter; (b) references to Articles and Sections refer to articles and sections of the Agreement; (c) references to Exhibits refer to the exhibits attached to the Agreement, each of which is incorporated by reference into the Agreement; (d) references to laws refer to such laws as they may be amended from time to time, all rules and regulations promulgated under such law and all administrative and judicial authority exercisable thereunder, and references to particular

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provisions of a law include any corresponding provisions of any succeeding law; (e) references to money refer to legal currency of the United States, unless otherwise specified; and (f) references to “including” shall mean “including, without limitation.”
Section 6.16    Independent Contractor. The Agreement does not and shall not be construed to create any relationship between the Parties other than that of independent contracting parties. As independent contractors, MCU and its Affiliates shall have and maintain complete control over their employees, agents, contractors and subcontractors. As independent contractors, MCU and its Affiliates are each solely responsible for the health and safety of their own employees, agents, contractors and subcontractors.
Section 6.17    Headings. The headings used in the Agreement are solely for convenience of reference and shall not govern, limit, or aid in the interpretation of any terms or provisions herein.
Section 6.18    Assignments. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. No Party shall be permitted to delegate its obligations hereunder to any other person, including without limitation, any agent, contractor or subcontractor
Section 6.19    Definitions. For purposes of the Agreement, the capitalized terms used but not otherwise defined herein shall have the following meanings:
“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by, or under common control with the first Person, including the Joint Venture. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or the policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Governmental Body” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.
“Law” shall mean any federal, state, provincial or local law (including any Environmental Law), rule, regulation, ordinance, code, order, writ, judgment, decree or rule of common law or any judicial or administrative interpretation thereof or other legal or regulatory determination by a court of competent jurisdiction, regulatory agency or Governmental Body of competent jurisdiction, as the case may be.
“Permits” shall mean any permit, license, certification, concession, approval, consent, ratification, waiver, authorization, clearance, confirmation, exemption, franchise, certification,

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designation, variance, qualification or accreditation issued, granted, given or otherwise made available by or under any Governmental Body or pursuant to any Law.
“Person” shall mean an individual, a corporation, a partnership, a limited partnership, a limited liability company, an association, a joint venture, a trust, an unincorporated organization or any other entity or organization, including a Governmental Body.
“Pilot Period” shall mean that period of time commencing in July 2019, and terminating on May 31, 2021.
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EXHIBIT D - INSURANCE
(a)Workers’ compensation insurance, including, without limitation, statutory workers' compensation, covering all of such Party's employees providing services under this Agreement as required by applicable law, and employer's liability with minimum limits of not less than $1,000,000 per person per accident. The term “workers’ compensation” as used herein includes that which is required under any applicable law. The insurance policy shall include a waiver of subrogation in favor of the other Party, but only to the extent of such Party’s indemnity obligations under this Agreement.

(b)Commercial automobile liability insurance covering owned, non-owned and hired vehicles with a combined single limit of no less than $1,000,000 per accident covering bodily injury and property damage. The insurance policy shall include a waiver of subrogation in favor of the other Party and include the other Party as an additional insured, but only to the extent of such Party’s indemnity obligations under this Agreement.

(c)Pollution insurance with limits no less than $1,000,000 per occurrence covering environmental damage, including a waiver of subrogation in favor of the other Party and include the other Party as an additional insured, but only to the extent of such Party’s indemnity obligations under this Agreement.

(d)Commercial General Liability/Excess Liability Insurance with limits no less than $5,000,000 per occurrence covering bodily injury and property damage, which shall include a waiver of subrogation in favor of the other Party and include the other Party as an additional insured, but only to the extent of such Party’s indemnity obligations under this Agreement.
MCU and the Joint Venture, at its expense and for its benefit, shall keep the Units insured against all risks for not less than the Units’ full replacement value. Insurers must have a minimum rating of AVII(A7) as evaluated by the most current A.M. Best Rating Guide.

(e)Each Party shall upon the request of the other Party, provide evidence of the insurance required in this Exhibit D or, to the extent a Party is self-insured, provide a letter of self-insurance. Insurance coverage required under this Agreement shall be additional security for a Party’s liability and shall not limit such liability; nor shall such requirements be considered the ultimate amount or types of insurance a Party should carry.

(f)Each Party shall use commercially reasonable efforts to require any agreement with any agent, contractor or subcontractor for the performance of any work hereunder to require that such agent, contractor or subcontractor maintain insurance policies providing coverage of the types and limits that are industry standard for the type and extent of work to be done. In all cases, such agents, contractors or subcontractors shall comply with regulatory insurance requirements. All insurance carried by such agent, contractor or subcontractor shall contain the provision that the insurer will waive their subrogation rights against the other Party and all policies, except for workers compensation and employers’ liability, shall name such other Party as an additional insured.

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(g)	All insurance carried by a Party shall be primary and non-contributing with any other insurance that may be available to the other Party.

EXHIBIT F
JOINT VENTURE OPERATING AGREEMENT

INSERT
JOINT VENTURE OPERATING AGREEMENT
OF
Comstock Mercury Remediation, LLC

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Appendix 1
Phase 1 JV Funding Schedule
Oro Commences Construction of POC Equipment
Day 1     Day 60         Day 120
50% Deposit 25% Deposit 25% Final Payment
POC Mercury Recovery Plant      175,000     87,500           87,500 = 350,000
DAF Water Treatment Plant      125,000      62,500          62,500 = 250,000
Process Water Bag Filter tank      13,000      6,500          6,500 = 26,000
Containerized Mercury Lab      42,500      21,250      21,500 = 85,000

355,500.      177,250. 177,500. = 711,000.

Day 60 to 90     Day 90 to 120
Excavation & Hauling                   105,000
Process Site Equipment & Prep.                          184,000
Rent, Assay, Drilling, MSHA, Materials, Freight, Etc.…          120,000
105,000.         254,000.
Grand Total in 120 Days = $1,120,000.

     + 120 Days to 365
Professional Services                                 126,000
Operational Spend Plan, Final Proof and Feasibility             754,000*
880,000

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Grand Total                                      $2,000,000
*Includes $250,000 of contingencies
Appendix 2
Sample Invoice for Units
Invoice Number:
Remittance Address:
Labor Costs by Employee attributable to Unit No._______

Employee name	Labor classification (full-time, part-time, exempt)	Hourly rate	Straight time hours	Overtime hours	Double time hours	Pre-markup labor costs	50% Markup	Total labor costs

Material Costs attributable to Unit No. _____

Material description	Part number or item number	Supplier name	Supplier invoice number	Supplier cost per part or item	Pre-markup cost attributable to above referenced Unit	50% Markup	Total material costs

Overhead Costs attributable to Unit No. _____

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Overhead description	Supplier name	Supplier invoice number	Pre-markup cost attributable to above referenced Unit	50% Markup	Total material costs
Utilities

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